EXHIBIT 23.2

Raymond Chabot Grant Thornton LLP

Suite 2000

National Bank Tower

600 De La Gauchetière Street West

Montréal, Quebec H3B 4L8

Telephone: 514-878-2691

Fax: 514-878-2127

www.rcgt.com

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended December 31, 2011 of Intertape Polymer Group Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Executive Stock Option Plan (as amended and consolidated to September 6, 2012) of Intertape Polymer Group Inc. of the aforementioned reports.

/s/ Raymond Chabot Grant Thornton

Montréal, Canada

November 6, 2012